Exhibit 99.1
April 8, 2011

Answers Corporation
237 West 35th Street
Suite 1101
New York, NY 10001
United States -
Phone: 646-502-4777
Fax: 646-502-4778

Attention: Robert Rosenschein

Dear Mr. Rosenchein:

As representative of eJuggernaut LLC, and Social Slingshot Pte Ltd, I am submitting this proposal to acquire a controlling interest in Answers Corporation. on the terms and conditions described below. We are aware of the pending acquisition of Answers Corporation by AFCV Holdings, LLC, but we believe the transaction described in this letter provides significantly greater value to the Answers Corporation stockholders and we trust the Answers Corporation Board of Directors will agree once they have reviewed the terms of our proposal. eJuggernaut LLC is a Delaware based corporation, and Social Slingshot Pte Ltd. Is a Singapore based corporation.

The financial terms of our offer are as follows:

•	Our price per share is $13.50 in cash, a substantial premium over the AFCV Holdings offer

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The number of shares we will hope is available to purchase from the current stockholders of Answers Corporation will be approximately 90%.
We have flexibility regarding how the acquisition will be structured. We can purchase 100% of the common shares but with the anticipated voting agreements and the verbal intent of some current shareholders to hold a significant portion of their shares rather then sell, we estimate the post-transaction public company will be 90% held by our investor group and 10% held by existing investors.

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All shareholders will have the option to hold up to 100% of their stockholdings thru the Post Restructuring and thru the announcements of the upcoming acquisitions that Answers Corporation’s new management team has cued up.

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Purchasers plan to ultimately present for Shareholders at the July 2007 Annual Meeting their proposal on the contribution of several popular social media technology companies. Already there are at least 5 compelling ‘tack-on’, quick grow services and/or technologies that are available from the acquisition in 2008 of several mostly Silicon Valley based internet entertainment and app type companies including PageFlakes.com, an ajax start page platform that could significantly boost the time spent per user once integrated and offered to users that visit Answers.com or other company related websites. Jangl, a telecommunications, mobile, and txt platform has unique IP allowing assignment to online users of temporary phone numbers that can be used for privacy, security, and commercial and communication optimization and convenience. These acquisitions currently reside in eJuggernaut LLC’s LiveVideo cluster of owned and operated video and social networking focused websites. LiveVideo, Inc. thru an agreement with eJuggernaut will be offering Answers Corporation shareholders in July 2011 the option to acquire companies that have millions of unique users, proprietary technology, and will be acquired for restricted stock and at a valuation 25% below the $50 million in Paid in Capital that the following investors contributed since 2006 for these pioneering and still very popular web sites and services, all that can be deployed immediately generating incremental profits within months of initial integration launches. The backers of the PIC50 group of web companies also includes video site Revver.com which can provide an instant new explosive burst to the video assets and video strategy and video opportunity for Answers.com. The PIC50 investors will receive a portion of the post transaction and post restructuring, publicly traded Answers Corp stock for their contribution and we believe this injection of new shareholders in the publicly traded Answers Corp will help increase demand for stock and visibility for the company.

These investors include:

WaldenVC, Balderton Capital, Storm Ventures, Labrador Ventures, Cardinal Ventures,Defta Partners, Edmond de Rothschild Venture Capital, FCPR Israel Discovery Fund, DBL investors, Draper Fisher Jurvetson, Bessemer Venture Partners, Battery Ventures, 3i Group, and BV Capital

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and the post-merger public Answers Corporation that will be led by investor and stockholder Chairman and former Chairman and founder of eUniverse, Inc., Brad Greenspan, where he also served as CEO and started/founded MySpace.com as his final new community initiative before he resigned from the publicly traded eUniverse on October 30, 2003 as CEO and resigned as a director on December 11, 2003.

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All Shareholders will receive equity in the post-transaction, amalgamated public company which will benefit from an infusion of new internet websites and technology assets contributed to Answers Corporation’s existing assets , by internet holding company eJuggernaut LLC and internet incubator and social media fund Social Slingshot Pte Ltd.

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All shareholders For Each share of common stock held, shareholders will receive 2 Stock Warrants. One A Warrant and One B Warrant. Anytime over the next 24 months, shareholders can receive the benefit of either or both warrants. The A Warrant is exercisable at $23.50 per share and the B Warrant is exercisable at $46.50 per share.

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have the option to retain an equity position in Answers Corporation. This will enable the current public stockholders to continue to participate in the future performance of at their comfort level based on their ROI needs. Our structure for instance allows a shareholder to elect to sell 50% of their stock at $13.50 and keep 50% of their stock in the public go forward Answers Corp and benefit from the price appreciation we believe will occur as a result of our transaction and restructuring plan. A shareholder could elect to sell any % portion of their entire stock holdings for cash or any % portion of their entire stock holdings can be held to benefit from the stock upside we believe can be generated here.

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We believe our offer is superior to the offer from the AFCV offer because such offer undervalues the shares of Answer Corp, especially in light of the most recently announced user statistics and industry valuations and that the company has no ad sales force currently is holding back significant new incremental revenue that could be generated in the near term. The continued significant improvement in the business, and in the sector generally, support our view that continued growth in the sector is not only possible but probable. In addition, We believe that the value of Answers Corp has increased since the merger agreement was signed. Accordingly, we believe that our offer of cash payments to the current Answers Corp stockholders at a price higher than the AFCV offer coupled with the continued participation in a restructured and rejuvenated public Answers Corp business contemplated in our offer add up to a proposal to stockholders that is clearly superior proposal to the AFCV offer.

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We would also like to advise you that certain significant Answer Corp stockholders have advised us that they support our proposal, and specifically prefer our proposal to the AFCV offer. With respect to financing, we have obtained verbal indications of interest for capital commitments more then sufficient to conclude our offer, thru our discussions with several private equity investment firms and certain institutional investors both in Singapore and the United States (who are not currently stockholders). however, to consummate the transaction our investors will need to consummate a 30 day process to create and negotiate acceptable definitive documents with Answers Corp. In general, we would like access to the same financial data provided to AFCV as soon as possible so our investors can consummate parallel final diligence, so we can target signing of a merger agreement and financing committed within 30 days.. Because the potential investors have already reviewed the publicly available information regarding Answers Corp, we expect that if we are given access to the management and appropriate employees of Answes Corp. this information can be compiled and reviewed in a matter of days. We also intend to use a $55 million dollar bank loan from a major U.S. bank as part of the overall funding mix that will be used to consummate both major purchases (first the RedPoint preferred shares within 30 days and then the common stock purchase at $13.50 per share within 90 days).

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We have the resources standing by to conduct an expedited due diligence review of Answers corp., to prepare the necessary documentation and to negotiate and consummate the transaction on an expedited basis. In terms of documentation, we would anticipate relying generally on the representations, warranties, conditions and covenants previously negotiated with AFCV however there would need to be adjustments made to reflect the different structural and financial terms of our offer. We have obtained all necessary internal approvals required for us to execute, deliver and perform transaction agreements, and we do not believe we will require any governmental approvals in connection with the transaction other than a Hart Scott Rodino filing. We do not foresee any delay resulting from the Hart Scott Rodino antitrust review. We expect the merger agreement can be signed within 30 days and a transaction closed within 90 days from today. Your shareholders will reap at least a 30%+ greater return of cash. Not included is the benefits of stock for stock shareholders receive and the use of the $48 million dollar NOL going forward.

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We would propose the 3 already planning on continuing Directors stay with the company past the next July Annual Meeting we would propose is held in a timely annual basis as the company’s last annual meeting was on or around July 2010. Wherease, the two directors already scheduled to step down from their term ending, get the benefit of early leave to allow two directors that are existing shareholders to be elected to the Board in the month of April.

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We would propose that our equity backers would proceed to acquire RedPoint’s stock position directly from Redpoint on the same terms AFCV is paying RedPoint + 1% premium to such price + we will pay any reasonable legal costs for review of new purchase agreements with RedPoint needed to consummate a transaction + any penalties RedPoint is obligated to pay for terminating its sale or voting agreement with AFCV. RedPoint directors would expect to resign within 30 days which would be the closing date of the first stage of the overall transaction, which is the ‘RedPoint preferred stock buyout’. We can complete this securities purchase within 30 days at which time two additional board members would be named to replace the current RedPoint Directors.

•	We intend to send an update this weekend with voting agreements from certain existing investors that have pledged to provide such agreements in support of our offer.

Thank you for your consideration of our offer. If you require any clarifications regarding this offer, please contact the undersigned at:

Chris Martin, Martin, Lewis, Chioffi
Attn: Chris Martin
Telephone: 203-973-5200

We very much look forward to proceeding further with our proposed transaction, and we are prepared to do so at your earliest convenience.

We hope you recognize the passion of your stockholders and their commitment to make sure all shareholders receive the highest offer. The AFCV group offered $8.00 per share back in 2010 when the company had traded at $7.99 per share just a cpl weeks earlier.

On the other hand, AFCV has demonstrated its one of the great non-premium acquirors in the marketplace and clearly cannot reap the synergy that our restructuring plan forecasts allowing our superior cash offer with additional equity upside for stockholders.

As important since AFCV has floated around since mid-2010 continuing to throw lowball Offers, its almost assured that the Directors can reasonably now expect that if they spend the time and resources trying to close a superior deal like what eJuggernaut LLC and Social Slingshot Pte and the voting agreement shareholders to be named, are proposing, then worst case if this new superior offer were not consummated, then clearly the probability is very high that AFCV or another affiliate of Summit Partners would be available to gladly consummate their $10.50 offer. AFCV has been making offers for 8 months that were for the most part not able to value the assets at a fair level for what appears to be over 5 economic offers to the Answesr Corp Board. Underwhelming the Board each time. And wasting precious resources of the Board and Finance Committee to re-engage in good faith with AFCV each and every time before AFCV finally nudged up to $10.50. Therefore, we think shareholders would very much appreciate their Directors taking a very short period of time to potentially deliver a materially better outcome and economic return. The 90 days we have requested to consummate the superior offer is only 1/3rd of the total period of time that AFCV has already absorbed from Answers Corp management and Directors for an underwhelming deal clearly. Therefore, we hope to engage with your advisors or Committee Members asap to get our advisors engaged for a swift and superior cash close!

Very truly yours,

/s/

Brad Greenspan

Chairman Social Slingshot Pte Ltd (www.socialslingshot.com)
150 Cecil Street
#16-00
Singapore, 069543
65-6538 0100